ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER RESULTS

Digital sales growth, gross profit rate expansion and operating expense leverage resulting in positive cash flows and net income per diluted share of $0.09

New Albany, Ohio, August 27, 2020: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended August 1, 2020. These compare to results for the second quarter ended August 3, 2019. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

A summary of results for the second quarter ended August 1, 2020 as compared the second quarter ended August 3, 2019:

•	Net sales of $698 million, down 17% as compared to last year, reflecting the adverse impact of COVID-19 on store sales.

•	Digital net sales increased 56% to $386 million, reflecting robust growth in every month of the quarter.

•	Gross profit rate improved 140 basis points to 60.7% on lower promotional and clearance activity.

•
Operating expense leveraged, reflecting an ongoing focus on tightly managing costs. Operating expense as a percentage of sales decreased 490 basis points and 610 basis points on a reported and adjusted non-GAAP basis, respectively, reflecting the adverse impact from flagship store exit charges last year of approximately 530 basis points.

•
Operating income improved to $14 million and $22 million on a reported and adjusted non-GAAP basis, respectively, as compared to an operating loss last year of $39 million, which reflected $45 million of flagship store exit charges.

•
Net income per diluted share improved to $0.09 and $0.23 on a reported and adjusted non-GAAP basis, respectively, as compared to net loss per diluted share last year of $0.48, which reflected the adverse impact from flagship store exit charges of approximately $0.50 per diluted share, net of estimated tax effect.

•
Generated positive operating cash flows of $187 million during the second quarter ended August 1, 2020, ending the quarter with $767 million of cash and equivalents and liquidity of approximately $1.1 billion.

Fran Horowitz, Chief Executive Officer, said, “We are listening, learning and evolving, and staying nimble in this unprecedented period of turmoil and uncertainty. Since the start of the pandemic, our global teams have been tirelessly at work, rapidly pivoting in response to the changing environment due to COVID-19 and calls for social justice. We have made many difficult decisions with a purpose of strengthening our company for near-term success and long-term growth.”

“We ended the quarter with approximately $1.1 billion of liquidity, reflecting $187 million of operating cash flow generated in the second quarter. By managing to the tough current environment and our daily demand trends, we were able to grow our highly penetrated digital revenue base by 56% year-over-year to $386 million, expand our gross profit rate by 140 basis points and leverage operating expense, resulting in robust operating margin improvement.”

“We are proud of our recent execution, although cognizant and humbled by the many unknowns we as individuals and as a company continue to face. Looking ahead, the physical and mental health and safety of our customers, associates and communities remains a top priority. We will continue to be vigilant, thoughtfully managing operations while leveraging our strong liquidity position to strategically invest in critical functions that support our future global growth opportunities.”

Details related to net income (loss) per diluted share for the second quarter are as follows:

	2020	2019 (1)
GAAP	$0.09	$(0.48)
Excluded items, net of tax effect (2)	(0.15)	—
Adjusted non-GAAP	$0.23	$(0.48)
Benefit from changes in foreign currency exchange rates (3)	—	0.02
Adjusted non-GAAP constant currency	$0.23	$(0.46)

(1)	Results include the adverse impact from flagship store exit charges of approximately $0.50 per diluted share, net of estimated tax effect.

(2)	Excluded items this year consist of certain pre-tax store impairment charges and the tax effect of pre-tax excluded items.

(3)	The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

Net Sales
Net sales by brand and region for the second quarter are as follows:

(in thousands)	2020	2019	% Change
Net sales by brand:
Hollister	$429,248	$504,758	(15)%
Abercrombie (1)	269,080	336,320	(20)%
Total company	$698,328	$841,078	(17)%

Net sales by region:	2020	2019	% Change
United States	$458,671	$543,472	(16)%
EMEA	171,297	200,642	(15)%
APAC	41,814	67,350	(38)%
Other	26,546	29,614	(10)%
International	$239,657	$297,606	(19)%
Total company	$698,328	$841,078	(17)%

(1)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Financial Position and Liquidity
As of August 1, 2020 the company had:

•	Cash and equivalents of $767 million. This compares to cash and equivalents of $671 million and $500 million as of February 1, 2020 and August 3, 2019, respectively.

•	Inventories of $453 million, down 7% as compared to August 3, 2019.

•	Long-term gross borrowings under the company’s senior secured notes of $350 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.

•	Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $295 million.

•
Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of $1.061 billion. This compares to liquidity of $914 million and $810 million as of February 1, 2020 and August 3, 2019, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended August 1, 2020 are as follows:

•
Net cash provided by operating activities of $96 million, reflecting proceeds from withdrawing the majority of excess funds from the company’s Rabbi Trust assets of $50 million in the first quarter ended May 2, 2020 and $187 million of cash generated in the second quarter ended August 1, 2020.

•
Net cash used for investing activities of $76 million. Based on actions taken, the company expects capital expenditures for fiscal 2020 to be approximately $100 million as compared to $203 million of capital expenditures in fiscal 2019.

•
Net cash provided by financing activities of $71 million, reflecting $100 million of cash used in the second quarter ended August 1, 2020 as proceeds from the issuance of the Senior Secured Notes of $350 million were used, along with existing cash on hand, to repay the then outstanding borrowings under the credit facilities.

The company has returned $28 million to shareholders during the year-to-date period ended August 1, 2020 through share repurchases and dividends, prior to the company’s decision to temporarily suspend its share repurchase and dividend programs in light of COVID-19.

Depreciation and amortization was $83 million for the year-to-date period ended August 1, 2020.

Outlook
The company has seen, and expects to continue to see, material adverse impacts as a result of COVID-19. As a result, for the third quarter of fiscal 2020, the company expects net sales to be down in the range of 15% to 20% as compared to last year.

As the current circumstances and the impacts of COVID-19 on the company’s operations, including the duration and impact on overall customer demand, are dynamic, the company is not providing additional details for the third quarter or full year of fiscal 2020.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 9820490 or through corporate.abercrombie.com. A presentation of second quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2020, in some cases have affected, and in the future could affect, A&F’s financial performance and could cause actual results for fiscal 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: the current outbreak of the novel coronavirus, or COVID-19, has materially adversely impacted and disrupted, and may continue to materially adversely impact and cause disruption to, our business, financial performance and condition, operating results, liquidity and cash flows; the spread of the COVID-19 outbreak has caused significant disruptions in the United States and global economy, the extent of the impact and duration of which is not yet known and any future outbreak of any other highly infectious or contagious disease could have a similar impact; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events or civil unrest could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, or effectively manage succession could have a material adverse impact on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and our credit facilities include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through three renowned brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates approximately 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 1, 2020	% of Net Sales	August 3, 2019	% of Net Sales
Net sales	$698,328	100.0%	$841,078	100.0%
Cost of sales, exclusive of depreciation and amortization	274,720	39.3%	342,445	40.7%
Gross profit	423,608	60.7%	498,633	59.3%
Stores and distribution expense	310,370	44.4%	376,347	44.7%
Marketing, general and administrative expense	97,252	13.9%	115,694	13.8%
Flagship store exit (benefits) charges	(3,884)	(0.6)%	44,994	5.3%
Asset impairment, exclusive of flagship store exit charges	8,083	1.2%	715	0.1%
Other operating (income) loss, net	(2,356)	(0.3)%	367	0.0%
Operating income (loss)	14,143	2.0%	(39,484)	(4.7)%
Interest expense, net	7,098	1.0%	1,370	0.2%
Income (loss) before income taxes	7,045	1.0%	(40,854)	(4.9)%
Income tax expense (benefit)	1,253	0.2%	(11,330)	(1.3)%
Net income (loss)	5,792	0.8%	(29,524)	(3.5)%
Less: Net income attributable to noncontrolling interests	328	0.0%	1,618	0.2%
Net income (loss) attributable to Abercrombie & Fitch Co.	$5,464	0.8%	$(31,142)	(3.7)%

Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$0.09		$(0.48)
Diluted	$0.09		$(0.48)

Weighted-average shares outstanding:
Basic	62,527		65,156
Diluted	63,286		65,156

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-six Weeks Ended		Twenty-six Weeks Ended
	August 1, 2020	% of Net Sales	August 3, 2019	% of Net Sales
Net sales	$1,183,687	100.0%	$1,575,050	100.0%
Cost of sales, exclusive of depreciation and amortization	495,934	41.9%	632,327	40.1%
Gross profit	687,753	58.1%	942,723	59.9%
Stores and distribution expense	632,494	53.4%	732,959	46.5%
Marketing, general and administrative expense	205,509	17.4%	227,641	14.5%
Flagship store exit (benefits) charges	(4,427)	(0.4)%	46,738	3.0%
Asset impairment, exclusive of flagship store exit charges	51,011	4.3%	2,377	0.2%
Other operating income, net	(1,850)	(0.2)%	(250)	0.0%
Operating loss	(194,984)	(16.5)%	(66,742)	(4.2)%
Interest expense, net	10,469	0.9%	1,986	0.1%
Loss before income taxes	(205,453)	(17.4)%	(68,728)	(4.4)%
Income tax expense (benefit)	32,786	2.8%	(20,918)	(1.3)%
Net loss	(238,239)	(20.1)%	(47,810)	(3.0)%
Less: Net income attributable to noncontrolling interests	445	0.0%	2,487	0.2%
Net loss attributable to Abercrombie & Fitch Co.	$(238,684)	(20.2)%	$(50,297)	(3.2)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(3.82)		$(0.76)
Diluted	$(3.82)		$(0.76)

Weighted-average shares outstanding:
Basic	62,543		65,848
Diluted	62,543		65,848

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as certain asset impairment charges related to the company’s flagship stores and significant impairments primarily attributable to the COVID-19 pandemic, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended August 1, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$8,083	$8,083	$—
Operating income	14,143	(8,083)	22,226
Income before income taxes	7,045	(8,083)	15,128
Income tax expense (3)	1,253	1,166	87
Net income attributable to Abercrombie & Fitch Co.	$5,464	$(9,249)	$14,713

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.09	$(0.15)	$0.23
Diluted weighted-average shares outstanding:	63,286		63,286

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $8.1 million, which are principally the result of the impact of COVID-19 on store cash flows.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended August 1, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$51,011	$51,011	$—
Operating loss	(194,984)	(51,011)	(143,973)
Loss before income taxes	(205,453)	(51,011)	(154,442)
Income tax expense (3)	32,786	(3,266)	36,052
Net loss attributable to Abercrombie & Fitch Co.	$(238,684)	$(47,745)	$(190,939)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(3.82)	$(0.76)	$(3.05)
Diluted weighted-average shares outstanding:	62,543		62,543

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $51.0 million which are principally the result of the impact of COVID-19 on store cash flows.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended August 1, 2020
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2020	2019	% Change
Net sales
GAAP (1)	$698,328	$841,078	(17)%
Adverse impact from changes in foreign currency exchange rates (2)	—	(2,125)	—%
Non-GAAP constant currency basis	$698,328	$838,953	(17)%

Gross profit	2020	2019	BPS Change (3)
GAAP (1)	$423,608	$498,633	140
Adverse impact from changes in foreign currency exchange rates (2)	—	(1,408)	—
Non-GAAP constant currency basis	$423,608	$497,225	140

Operating income (loss)	2020	2019	BPS Change (3)
GAAP (1)	$14,143	$(39,484)	670
Excluded items (4)	(8,083)	—	(120)
Adjusted non-GAAP	$22,226	$(39,484)	790
Benefit from changes in foreign currency exchange rates (2)	—	926	(10)
Adjusted non-GAAP constant currency basis	$22,226	$(38,558)	780

Net income (loss) per diluted share attributable to Abercrombie & Fitch Co.	2020	2019	$ Change
GAAP (1)	$0.09	$(0.48)	$0.57
Excluded items, net of tax (4)	(0.15)	—	(0.15)
Adjusted non-GAAP	$0.23	$(0.48)	$0.71
Benefit from changes in foreign currency exchange rates (2)	—	0.02	(0.02)
Adjusted non-GAAP constant currency basis	$0.23	$(0.46)	$0.69

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.

(3)	The estimated basis point change has been rounded based on the percentage change.

(4)	Excluded items this year consist of pre-tax store asset impairment charges of $8.1 million, which are principally the result of the impact of COVID-19 on store cash flows.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Current assets:
Cash and equivalents	$766,721	$671,267	$499,757
Receivables	88,323	80,251	98,691
Inventories	453,239	434,326	487,109
Other current assets	75,160	78,905	86,586
Total current assets	1,383,443	1,264,749	1,172,143
Property and equipment, net	635,703	665,290	649,360
Operating lease right-of-use assets	1,073,464	1,230,954	1,216,998
Other assets	216,204	388,672	368,503
Total assets	$3,308,814	$3,549,665	$3,407,004

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$284,221	$219,919	$226,234
Accrued expenses	351,849	302,214	279,050
Short-term portion of operating lease liabilities	278,495	282,829	273,989
Income taxes payable	6,425	10,392	10,903
Total current liabilities	920,990	815,354	790,176
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,122,853	$1,252,634	$1,229,609
Long-term borrowings, net	343,250	231,963	251,033
Other liabilities	108,111	178,536	132,891
Total long-term liabilities	1,574,214	1,663,133	1,613,533
Total Abercrombie & Fitch Co. stockholders’ equity	805,681	1,058,810	991,977
Noncontrolling interests	7,929	12,368	11,318
Total stockholders’ equity	813,610	1,071,178	1,003,295
Total liabilities and stockholders’ equity	$3,308,814	$3,549,665	$3,407,004

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Twenty-six Weeks Ended
	August 1, 2020	August 3, 2019
Operating activities
Net cash provided by (used for) operating activities	$96,233	$(36,055)

Investing activities
Purchases of property and equipment	$(75,621)	$(94,224)
Net cash used for investing activities	$(75,621)	$(94,224)

Financing activities
Proceeds from issuance of senior secured notes	$350,000	$—
Proceeds from borrowings under the asset-based senior secured credit facility	210,000	—
Repayment of term loan facility borrowings	(233,250)	—
Repayment of borrowings under the asset-based senior secured credit facility	(210,000)	—
Payment of debt issuance costs and fees	(6,558)	—
Purchases of common stock	(15,172)	(57,812)
Dividends paid	(12,556)	(26,385)
Other financing activities	(11,135)	(7,727)
Net cash provided by (used for) financing activities	$71,329	$(91,924)

Effect of foreign currency exchange rates on cash	$1,785	$(2,455)
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$93,726	$(224,658)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$692,264	$745,829
Cash and equivalents, and restricted cash and equivalents, end of period	$785,990	$521,171

Abercrombie & Fitch Co.
Store Count

	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
May 2, 2020	390	153	253	53	643	206
New	1	2	1	3	2	5
Permanently closed	(5)	—	(1)	—	(6)	—
August 1, 2020	386	155	253	56	639	211
New	—	—	—	—	—	—
Permanently closed	—	—	—	(1)	—	(1)
August 24, 2020	386	155	253	55	639	210
Number of stores currently open (3)	331	155	217	55	548	210
Percent of stores currently open (3)	86%	100%	86%	100%	86%	100%

(1)
Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes nine and 10 international franchise stores as of August 1, 2020 and May 2, 2020, respectively. Excludes 15 and 14 Company-operated temporary stores as of August 1, 2020 and May 2, 2020, respectively.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes eight international franchise stores as of each of August 1, 2020 and May 2, 2020. Excludes six and four Company-operated temporary stores as of August 1, 2020 and May 2, 2020, respectively.

(3)
In response to COVID-19, the company temporarily closed certain of its Company-operated stores. These amounts relate to the number of stores open as of August 24, 2020. Stores that have reopened after being temporarily closed as a result of the COVID-19 pandemic may reflect modified operating hours.